Exhibit 10.2

 EXECUTIVE EMPLOYMENT AGREEMENT

(this “Agreement”)

B E T W E E N:

TearLab Corporation, a corporation incorporated under the laws of the State of Delaware

(the “Corporation”)

- and -

Elias Vamvakas, an individual residing in the City/Town of Toronto, in the Province of Ontario

(the “Executive”)

WHEREAS the Executive is currently employed with the Corporation in an executive capacity and has extensive access to the customers, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Corporation;

AND WHEREAS the Corporation and the Executive desire to enter into a written employment agreement to confirm in writing the rights and obligations of each of them in respect of the Executive’s employment with the Corporation;

NOW THEREFORE in consideration of the above, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows.

1.	Interpretation

1.1

Headings, Sections and Plural. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect its construction or interpretation. In this Agreement, references to a “Section” or to “Sections” are references to a section or sections in this Agreement, unless expressly stated otherwise. Throughout this Agreement, whenever required by context, words importing the singular include the plural and vice versa.

1.2	Recitals. The recitals set out above are true and correct and form part of this Agreement.

1.3	Deductions, Withholdings and Taxes. The payments to the Executive set out in this Agreement are subject to applicable deductions, withholdings and taxes.

1.4

Benefit Contributions and Participation. The Corporation’s contributions to, the Executive’s participation in, and any conversion of, the group benefit plans as set out in this Agreement are subject to the terms and conditions of the benefit plans, and changes to or cancellations of such plans over time, as may be made with such notice to the Executive as is practical in the circumstances, and in the sole discretion of the Corporation.

2.	Term and Duties

2.1	Effective Date. The Corporation agrees to continue the employment of the Executive on the terms and conditions set out in this Agreement effective [insert date], 2013.

2.2

Position. The Executive will serve in an executive capacity as the Chief Executive Officer. To the extent that the Executive serves as the Chairman of the board of directors of the Corporation (the “Board”), he will serve in good faith and without compensation other than as set out in Section .

2.3	Duties. The Executive will perform the duties customarily performed in his position, including regularly reporting to the Board.

2.4

Good Faith. The Executive shall devote eighty percent (80%) of his full time and attention to the affairs of the Corporation and will use his best efforts, skills and abilities to honestly, faithfully, diligently and in good faith promote the Corporation's best interests, and he shall not have any interests that conflict with those of the Corporation. The Executive shall observe and abide by the policies of the Corporation.

3.	Compensation

3.1

Base Salary. The Corporation agrees to pay the Executive an annual base salary of $380,000, payable in accordance with the Corporation’s payroll practices; increased by the Board from time to time as it feels appropriate.

3.2

Discretionary Bonus. The Executive will be eligible for an annual discretionary bonus of fifty percent (50%) of the annual base salary (i.e. up to $190,000 for fiscal year 2013), subject to his achievement of performance targets established by the Board prior to the commencement of each fiscal year. Any annual bonus will be paid as soon as administratively practicable after it is earned by the Executive, but in no event will any such bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Corporation’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

4.	Expenses, Benefits and Vacation

4.1

Expenses. The Executive will be reimbursed for his reasonable and approved business expenses, including travel expenses and World Presidents’ Organization annual dues and annual forum expenses, incurred by him in connection with the performance of his duties under this Agreement, upon providing appropriate receipts satisfactory to the Corporation and in accordance with the Corporation’s policies.

4.2

Entertainment. The Corporation will provide the Executive with an annual discretionary account of $20,000 to be used for the purposes of club membership fees, client development and entertainment. Such amounts shall not accrue or otherwise be carried over from year to year and, therefore, if any such amount is not utilized by the Executive in a calendar year, such amount shall be forfeit.

4.3

Benefit Plans. The Executive will be eligible to participate in the group benefit plans providing for medical, short-term disability and long-term disability benefits, and such other benefits as may be made available to the Executive from time to time in accordance with the terms and conditions of such plans and subject to amendments to such plans as may be made in the sole discretion of the Corporation. The Executive will also be entitled to separate coverage for critical illness insurance.

4.4

Disability Coverage. The Executive will be reimbursed for his reasonable an approved expenses incurred by him in connection with his participation in private disability insurance coverage, upon providing appropriate receipts satisfactory to the Corporation. Any disability insurance reimbursement will be paid as soon as administratively practicable after substantiated receipts are received by the Corporation from the Executive, but in no event will any such reimbursement be made after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Corporation’s fiscal year in which such insurance costs are incurred by the Executive, or (ii) March 15 following the calendar year in which such insurance costs are incurred by the Executive.

4.5

Vacation. The Executive will be entitled to six (6) weeks of vacation time per year to be taken at times that are mutually agreeable to the Corporation and the Executive, and in accordance with the Corporation’s vacation policies. Vacation time must be taken in the year in respect of which it is earned and it cannot be carried forward beyond thirty (30) days into any subsequent year, unless the Executive obtains the prior approval of the Board.

5.	Termination

5.1

Termination by Executive. The Executive may terminate his employment with the Corporation at any time by providing the Corporation with at least three (3) months of notice in writing. During the resignation notice period, Executive will be required to perform the duties set forth in Section 2 hereof. Notwithstanding, upon receipt of the Executive’s resignation (other than with respect to a resignation within twelve (12) months of the occurrence of a Change in Control as defined in Section 5.4), the Corporation may, in its sole and absolute discretion, terminate the Executive’s employment before the date the resignation was to be effective, and the Corporation will, in full satisfaction of its obligations to the Executive: (a) continue to pay the Executive’s base salary in accordance with the Corporation’s payroll practices until the date the resignation was to be effective up to a maximum of three (3) months, subject to the terms and conditions of Exhibit A hereof; (b) reimburse the outstanding expenses properly incurred by the Executive until the date his employment ceases; and (c) pay the Executive a pro-rated bonus in a lump sum calculated as at the date his employment ceases as soon as administratively practicable after the termination by the Corporation, but in no event will any such pro-rated bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Corporation’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

5.2

Termination by Corporation for Cause, Death or Disability. The Corporation may terminate the Executive’s employment at any time with cause and without prior notice or any further obligations by the Corporation. On the termination of the Executive’s employment for cause or on the death or disability of the Executive, the Corporation will, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s base salary and vacation pay accrued until the date his employment ceases; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date his employment ceases. If the Executive’s termination occurs due to his death or disability, the Executive will be entitled to a pro-rated bonus calculated as at the date his employment ceases, which shall be paid in a lump sum as soon as administratively practicable after termination by the Executive, but in no event will any such pro-rated bonus be paid after the later of: (i) the fifteenth (15th) day of the third (3rd) month after the end of the Corporation’s fiscal year in which such bonus is earned, or (ii) March 15 following the calendar year in which such bonus is earned.

5.3

Termination by Corporation without Cause or Resignation on Change of Control. The Corporation may terminate the Executive’s employment at any time without cause (other than for death or disability), on providing written notice. The Executive may resign due to a material adverse change in his terms and conditions of employment within six (6) months of the occurrence of a Change in Control as defined in Section , on providing written notice. If the Corporation terminates the Executive’s employment without cause (other than for death or disability) or if the executive resigns, in each case, in accordance with this Section , then subject to the terms and conditions of Exhibit A hereof, the Corporation will, in full satisfaction of its obligations to the Executive:

(a)

Pay a lump sum amount equal to: (i) two (2) times the Executive’s annual base salary in effect at the time of the termination; plus (ii) two (2) times the average of the bonus paid to the Executive in the two (2) years preceding the year of termination;

(b)

Reimburse the Executive for the cost of group health benefit plan premiums for up to eighteen (18) months from the date the Executive’s employment ceases. Such reimbursements shall be made concurrent with any obligation owed to Executive by the Corporation under the U.S. federal COBRA law to the extent applicable.

5.4	Change of Control. In this Agreement, “Change of Control” means:

(a)

any transaction or series of transactions, whether by way of consolidation, amalgamation or merger of the Corporation, with or into any other person, other than an affiliate of the Corporation as defined in the Ontario Business Corporations Act as amended (an “Affiliate”);

(b)	any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of the Corporation, to any other person, other than an Affiliate;

(c)

more than fifty percent (50%) of the directors of the Corporation in office (i) were not directors of the Corporation on the same day in the immediately preceding calendar year and (ii) were not proposed by the directors of the Corporation existing prior to their appointment or election;

(d)

the lawful acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of the Corporation, which is forty percent (40%) or more of the total voting shares issued and outstanding immediately after such acquisition, unless another person or group of persons has previously lawfully acquired and continues to hold a number of voting units which represents a greater percentage than the first-mentioned person or group of persons; or

(e)	the directors of the Corporation by resolution deem that a Change in Control has occurred or is about to occur.

5.5

Consequences of Termination. Upon termination of the Executive’s employment for any reason, the Corporation will pay the Executive’s base salary and vacation pay accrued until the date his employment ceases and reimburse the Executive’s expenses properly incurred until the date his employment ceases. The termination of the Executive’s employment terminates any director or officer positions the Executive may hold pursuant to Section , and the Executive agrees to sign any documentation necessary to give effect to this Section , or to give effect to any pro forma resolutions of the Corporation in respect of the period prior to termination of his employment.

5.6

Conversion of Benefits on Termination. On the earlier of the termination of Executive’s participation in the group benefit plans or the cessation of his employment for any reason, the Executive may be eligible under applicable law to convert the group insured benefits to private coverage within thirty (30) days, without evidence of insurability. The Executive is responsible for promptly arranging for any conversion options he may have or obtaining alternate benefits if he chooses to do so.

5.7

Compliance with Laws. The Executive’s entitlements under this Section are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under the applicable employment standards laws, under this Agreement, under civil law, at common law or otherwise.

6.	Confidential Information and Return of Property

6.1

Confidentiality Obligation. The Executive covenants and agrees that he shall not, at any time during his employment with the Corporation or any time thereafter, without the prior written consent of the Corporation, directly or indirectly, communicate, reveal or disclose, in any manner, to anyone, or use for any purpose other than in carrying out his duties under this Agreement in furtherance of the Corporation’s business interests, any confidential or proprietary information concerning, or learned as a result of his employment with, the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, information concerning their assets, businesses, affairs, pricing, costs, technical information, financial information, plans or opportunities, manufacturing, processes, sales and distribution, marketing, research and development, customers, suppliers or employees.

6.2

Return of Property. Upon ceasing to be employed by the Corporation or upon request of the Corporation at any time, the Executive shall return to the Corporation all property belonging to the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, all documents in any format whatsoever including electronic format, that is in his possession or control, and the Executive agrees not to retain any copies of such property in any format whatsoever including electronic format.

7.	Non-Competition and Non-Solicitation Obligations

7.1

Non-Competition. Subject to Section 7.2, the Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not, anywhere in North America, directly or indirectly, in any manner whatsoever, including either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, trustee, consultant, contractor, director, officer, shareholder, investor, lender or otherwise:

(a)	carry on or be engaged in an undertaking that competes with the diagnostic testing of tears;

(b)

have any financial or other interest, including an interest by way of royalty or other compensation arrangements, in or in respect of an undertaking that competes with the diagnostic testing of tears; or

(c)	advise, manage, lend money to, or guarantee the debts or obligations of, or permit his name to be used by, an undertaking that competes with the diagnostic testing of tears.

7.2

Public Companies. Notwithstanding Section 7.1, nothing in this Agreement prevents the Executive from owning the issued shares of a corporation or the units of any publicly traded entity, the shares or units of which are listed on a recognized stock exchange or traded in the over-the-counter market.

7.3

Non-Solicitation of Employees. The Executive covenants and agrees that, while employed with the Corporation and for a period of twenty-four (24) months thereafter, the Executive shall not induce or solicit, or attempt to induce or solicit, or assist any person to induce or solicit, any employee, contractor or advisor of the Corporation, or assist or encourage any employee, contractor or advisor of the Corporation, to accept employment or engagement elsewhere that competes with the business of the Corporation (or any material part thereof) as conducted at the time of the cessation of the Executive’s employment or any other business conducted by the Corporation during the six (6) month period prior to such date or contemplated to be carried on in its most recent annual business plan.

8.	Proprietary and Moral Rights

8.1

Proprietary Rights. The Executive recognizes the Corporation’s proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any rights, title or interest, in any of the property of the Corporation or its predecessors, successors, affiliates or related companies including, without limitation, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, inventions, discoveries, whether or not protected by patent or copyright, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others, and related to the business of the Corporation or its predecessors, successors, affiliates or related companies (collectively, the “Materials”). The Executive agrees that during his employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

8.2

Waiver of Moral Rights. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive's moral rights whatsoever in the Materials including, without limitation, any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials including, without limitation, any distortion, mutilation or other modification.

8.3

Assignment of Rights. If the Executive has acquired or does acquire, however, any right, title or interest in any of the Materials or in any intellectual property rights relating to the Materials, the Executive irrevocably assigns all such right, title and interest throughout the world exclusively to the Corporation including, without limitation, any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

8.4

Registrations. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive's employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

9.	Consideration and Remedies

9.1

Consideration. The Executive acknowledges that he has and will receive good and valuable consideration including, without limitation, the consideration set out in this Agreement in exchange for his compliance with his obligations in Sections , and , and that the Corporation would not have provided the Executive such consideration without the Executive’s commitment to such obligations.

9.2

Defences. The Executive agrees that all restrictions in Sections , and are necessary and fundamental to the protection of the business carried on by the Corporation and that all such restrictions are reasonable and valid, and the Executive waives all defences of the Executive to the strict enforcement thereof by the Corporation.

9.3

Injunctive Relief. The Executive acknowledges that a breach by the Executive of any of his obligations in Sections , and will result in the Corporation suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim and permanent injunctive relief without proof of actual damages, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

10.	Obligations Not Exhaustive

10.1

Fiduciary. The Executive acknowledges that the obligations contained in Sections , and are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

11.	General

11.1	Survival. Sections , , and and this Section survive the termination of this Agreement and the Executive's employment for any reason whatsoever.

11.2

Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration, and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

11.3

Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive on the subject-matter herein and it supersedes all prior agreements and understandings, whether written or oral. There are no representations, warranties or collateral agreements on the subject-matter herein that exist outside of this Agreement.

11.4

Amendments. This Agreement may only be amended by written agreement executed by the Corporation and the Executive. However, changes to the Executive's position, duties, vacation, benefits and compensation, over the course of time, do not affect the validity or enforceability of Sections , , and .

11.5

Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Corporation and the Executive each irrevocably attorns to the exclusive jurisdiction of the courts of Ontario and the courts of Ontario shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

11.6	Assignment. The Corporation may assign this Agreement, and it enures to the benefit of the Corporation, its successors or assigns.

11.7

Independent Legal Advice. The Executive acknowledges that he has been encouraged to obtain independent legal regarding the execution of this Agreement, and that he has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims he may make resulting from any failure on his part to obtain such advice.

11.8	Currency. All dollar amounts referred to in this Agreement are in lawful money of Canada, unless expressly stated otherwise.

11.9

Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

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* * * * *

IN WITNESS WHEREOF this executive employment agreement has been executed by the Corporation and the Executive on the dates below.

TEARLAB CORPORATION

By:
Title:
Date:

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
)
Witness Signature	)	Elias Vamvakas
)
)
Witness Print Name	)	Date

EXHIBIT A

To the extent any severance benefits will be made under the Agreement, they will be delayed as necessary pursuant to (A) the Release requirement described below and (B) the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Release Requirement

The receipt of any severance pay and benefits under the Agreement is subject to the Executive signing and not revoking a standard release of claims with the Corporation (the “Release”) and provided that the Release becomes effective and irrevocable within sixty (60) days following the Executive’s termination of employment (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance benefits under this Agreement.

Severance pay and benefits under the Agreement will commence or be paid, as applicable, on the sixtieth (60th) day following the date of the Executive’s termination of employment, or, if later, such time as required by the paragraphs below. Except as required by the paragraphs below, any lump sum or installment payments that would have been made to the Executive during the sixty (60) day period immediately following the Executive’s termination of employment but for the preceding sentence will be paid on the first payroll period following the sixtieth (60th) day following the Executive’s termination of employment and the remaining payments will be made as provided in this Agreement.

Section 409A

Notwithstanding anything to the contrary in this Agreement, no severance benefits to be paid or provided to the Executive, if any, pursuant to this Agreement or otherwise that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement or otherwise, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit will not constitute a Deferred Payment.

For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the taxable year of the Executive’s separation from service as determined under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s separation from service occurs.

All reimbursements and in-kind benefits under this Agreement that provide for a “deferral of compensation” within the meaning of Section 409A (i) shall be made no later than the last day of the calendar year that immediately follows the calendar year in which Employee incurred the expense; (ii) not be subject to liquidation or exchange for another benefit or payment; (iii) provided to Employee in any calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; and (iv) except as specifically provided herein, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided on or prior to termination (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A impose a generally applicable limit that may be reimbursed or paid). To the extent applicable, reimbursements that provide for a “deferral of compensation” within the meaning of Section 409A are intended to constitute compliant deferred compensation payable on a specified date or fixed schedule in accordance with the requirements set forth under U.S. Treasury Regulation Section 1.409A-3(i)(1)(iv)

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Corporation and the Executive agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.